                                                                   Exhibit 12.1

                GREATER BAY BANCORP ANNUAL REPORT OF FORM 10-K

EXHIBIT 12.1--STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                     For the Years Ended December 31,
                                  -------------------------------------------
                                   1998     1997     1996     1995     1994
                                  -------  -------  -------  -------  -------
Income before income taxes....... $23,954  $18,093  $10,326  $ 7,826  $ 6,945
Fixed charges:
  Interest expense...............  47,472   34,059   22,379   18,961   11,804
  Interest factor of rental
   expense.......................     986      841      706      614      537
                                  -------  -------  -------  -------  -------
    Fixed charges................  48,458   34,900   23,085   19,575   12,341
Less: interest expense on
 deposits........................  39,398   30,640   21,220   17,743   11,361
                                  -------  -------  -------  -------  -------
    Net fixed charges............   9,060    4,260    1,865    1,832      980
                                  -------  -------  -------  -------  -------
Earnings, excluding interest on
 deposits........................ $33,014  $22,353  $12,191  $ 9,658  $ 7,925
                                  =======  =======  =======  =======  =======
Ratio of earnings, excluding
 interest on deposits, to net
 fixed charges(1)................    3.64x    5.25x    6.54x    5.27x    8.09x
Earnings, including interest on
 deposits........................ $72,412  $52,993  $33,411  $27,401  $19,286
                                  =======  =======  =======  =======  =======
Ratio of earnings, including
 interest on deposits, to fixed
 charges(2)......................    1.49x    1.52x    1.45x    1.40x    1.56x
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(1) For the purposes of computing the ratio of earnings, excluding interest on deposits, to net fixed charges, earnings represent income before income taxes plus net fixed charges. Net fixed charges include interest expense, other than interest on deposits, and that portion of rental expense, generally one third, deemed representative of the interest factor.
(2) For the purposes of computing the ratio of earnings, including interest on deposits, to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of rental expense, generally one third, deemed representative of the interest factor.